Loral Reports Fourth Quarter and Year End 2011 Financial Results

Telesat and Space Systems/Loral Continue Strong Performance

NEW YORK, NY -- (Marketwire - February 28, 2012) - Loral Space & Communications Inc. (NASDAQ: LORL) today reported its financial results for the fourth quarter and full year ended December 31, 2011.

Highlights for the year:

  Telesat(1) and Space Systems/Loral (SS/L) financial results continued to reflect strong operating performance.
  Loral's liquidity is strong with year end cash of $197 million, no debt, and no drawings against SS/L's $150 million revolving credit agreement.
  SS/L booked six satellite orders in 2011 and was selected as supplier for three additional satellites booked in early 2012.
  ViaSat 1 and Telstar 14R were launched.
  New order flow resulted in continued robust backlog at both SS/L and Telesat.

Combined segment revenues and Adjusted EBITDA(2) for the year were $1.926 billion and $750 million, respectively, compared to $1.962 billion and $732 million, respectively, for 2010. Combined segment revenues and Adjusted EBITDA for the fourth quarter of 2011 were $506 million and $190 million, respectively, compared to $533 million and $186 million, respectively in the fourth quarter of 2010. All of Telesat's revenue and Adjusted EBITDA are included in these segment results. Loral's income statement, however, reflects its 64 percent economic interest in Telesat under the equity method of accounting, and accordingly, does not consolidate Telesat's financial results with those of the company.

Loral's revenues and Adjusted EBITDA for the year after eliminations were $1.107 billion and $120 million, respectively, compared to $1.159 billion and $124 million respectively in 2010. Revenues and Adjusted EBITDA for the quarter after eliminations were $306 million and $37 million respectively, compared to $327 million and $30 million respectively, in the fourth quarter of 2010. The eliminations include all of Telesat's results.

Loral reported net income of $127 million compared to net income of $487 million in 2010, which included the accounting recognition of a $335 million tax benefit in the fourth quarter of 2010. For the fourth quarter of 2011, net income was $107 million compared to net income of $405 million for the fourth quarter of 2010.

Net income also includes equity in net income of affiliates, comprised substantially of Loral's share of Telesat's net income, which was $106 million for the year compared to $86 million in 2010 and $113 million in the fourth quarter of 2011 compared to $45 million in the fourth quarter of 2010. Telesat's results included a net foreign exchange charge of $30 million in 2011 compared with a net foreign exchange gain of $82 million in 2010. Telesat's fourth quarter results include a net foreign exchange gain of $54 million, compared with $63 million in 2010. The fourth quarter of 2011 also benefitted from insurance proceeds received of $133 million.

As a result of the above, diluted income per share for 2011 was $3.92 compared to diluted income per share of $15.63 in 2010. For the fourth quarter of 2011 diluted earnings per share was $3.28 compared to $12.87 in the fourth quarter of 2010.

Loral's cash position finished strong, at $197 million at the end of 2011 compared to $166 million at the end of 2010. There continue to be no drawings against the available $150 million revolving credit facility at SS/L.

Business Unit Review

Satellite Manufacturing
SS/L's revenue for the year was $1.108 billion, compared to $1.165 billion for the year in 2010. Adjusted EBITDA for the year was $138 million, compared to $143 million for the year in 2010. SS/L's revenue and Adjusted EBITDA for the fourth quarter of 2011 were $306 million and $42 million respectively compared to revenue and Adjusted EBITDA of $328 million and $38 million respectively for the fourth quarter of 2010. Backlog on December 31, 2011 remained strong at $1.426 billion compared to $1.625 billion at the end of 2010.

"In 2011 we continued to deliver excellent operating performance with EBITDA margins in the 12 percent range," said Michael B. Targoff, chief executive officer of Loral Space & Communications. "While the results are relatively flat as compared to 2010, the benefits of our ongoing process improvements have allowed us to deliver comparable performance despite the softer contribution from bookings in 2011."

Space Systems/Loral (SS/L) reinforced its position as the world's leading provider of high-power commercial satellites. In 2011, the company booked six satellite contracts, which accounted for approximately 50 percent of the worldwide mid-to-high power commercial satellite contracts awarded through competitive bids. With four satellites successfully launched, SS/L continued to have more geostationary commercial satellite transponders on orbit than any other manufacturer.

In the fourth quarter of 2011, SS/L was selected to provide two satellites to Hong Kong satellite operator, Asia Satellite Telecommunications Company Limited (AsiaSat), which will be used for service in Asia, the Middle East and Australia. Other satellite contracts awarded in 2011 were for two powerful DTH satellites for Intelsat, to provide service for DIRECTV Latin America; a multi-mission satellite for Norwegian operator Telenor; and a broadcast satellite for Australian operator SingTel Optus.

In early 2012, SS/L booked three additional satellite contract awards. In January it announced an award for an established satellite operator, and then, in February, confirming its broadband leadership position, the company was awarded a contract for approximately $600 million by NBN Co, the Australian government entity responsible for the national broadband network. The contract is for two large broadband satellites and related activities.

"On the strategic front, alternatives other than a spin-off for separating SS/L from Loral have taken front stage," said Mr. Targoff. "As a result, we have decided to defer work on finalizing spin-off terms."

Satellite Services
Telesat revenue for the year was $817 million compared to $797 million in 2010. Adjusted EBITDA was $629 million compared to $607 million in 2010. Telesat's revenue for the fourth quarter of 2010 was $200 million compared to $205 million in the fourth quarter of 2010. Adjusted EBITDA for the fourth quarter was $153 million compared to Adjusted EBITDA in the fourth quarter of 2010 of $156 million. Much of the change in revenue and Adjusted EBITDA for 2011 is a result of changes in foreign exchange rates.

Year end financial metrics at Telesat continue to be strong. Backlog remains robust at $5.333 billion compared to $5.477 at the end of 2010, and cash, including short-term investments was $272 million at the end of the year compared to $221 at the end of 2010. An additional $150 million of undrawn borrowing is also available under its revolving credit facility.

During the course of the year Telesat launched Telstar 14R/Estrela do Sul 2, which replaced Telstar 14 and provided some incremental capacity, which is gradually being filled. Because a solar array anomaly on the satellite diminished its power capability and will shorten its life, Telesat collected insurance proceeds of $133 million in the fourth quarter.

The ViaSat-1 broadband satellite was launched in October 2011 and entered commercial service early this year. Telesat owns the nine Canadian beams on ViaSat-1 and has entered into a fifteen year service agreement with Xplornet Communications Inc., which will use the satellite to expand the quality and availability of high speed broadband services to rural Canada.

Further growth at Telesat will be enhanced by two satellites that are nearing the completion of construction and test. Nimiq 6 will launch in the first half of 2012 and Anik G-1 is scheduled to launch in the second half of the year.

Telesat's reported Adjusted EBITDA margin was 77 percent in 2011, increased from 76 percent in 2010. For the fourth quarter, Adjusted EBITDA margin remained constant at 76 percent.

Telesat had interest expense of $221 million for the year and $54 million for the quarter compared to $235 million for the year in 2010 and $58 million for the fourth quarter of 2010. The company continues to reduce leverage through the growth of Adjusted EBITDA and the accumulation of cash. During 2011 the ratio of net debt to Adjusted EBITDA decreased from 4.6 times to 4.4 times as calculated for covenant purposes. In addition, Adjusted EBITDA exceeded interest expense by $409 million.

Telesat is pursuing a refinancing and recapitalization transaction which could include CAD 530 million of increased debt, resulting in a distribution of approximately CAD 705 million to Telesat shareholders and option holders, of which approximately CAD 420 million would be paid to Loral.

"Telesat continues to be a very solid predictable business," said Mr. Targoff. "With two satellites scheduled to launch in 2012 and ViaSat-1 now in service, we can expect the results to improve throughout the year and into 2013. The recent decision to pursue paying Telesat's shareholders a sizeable distribution reflects our focus on sharing the success of the Telesat acquisition and growth with Loral shareholders by setting a path for delivering value directly to our owners."

Conference Call
Loral's chief executive officer Michael B. Targoff will host a conference call and web cast on Thursday, March 1, at 11:00 a.m. ET to discuss the company's fourth quarter and year end 2011 results. To participate, please dial (973) 200-3060 or toll free at (877) 831-3841 approximately ten minutes prior to the scheduled start of the call. A listen-only web cast of the call is available on the Investor Relations section of Loral's web site (www.loral.com) under "Events & Presentations." A replay of the web cast will be available for 30 days.

A full discussion of Loral's results is contained in the company's Form 10-K, which will be available on the company's web site at www.loral.com or on the SEC's EDGAR service at www.sec.gov.

About Loral Space & Communications
Loral Space & Communications is a satellite communications company. It is a world-class leader in the design and manufacture of satellites and satellite systems for commercial and government applications including direct-to-home television, broadband communications, wireless telephony, weather monitoring and air traffic management. Loral also owns 64 percent of Telesat Canada, a global operator of telecommunications and direct broadcast satellites used to distribute video entertainment programming, broadband data, and provide access to Internet services and other value-added communications services. For more information, visit Loral's web site at www.loral.com. LORL-F

This document contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. When used in this press release, the words "believes," "expects," "plans," "may," "will," "would," "could," "should," "anticipates," "estimates," "project," "intend" or "outlook" or other variations of these words or other similar expressions are intended to identify forward-looking statements and information. In addition, Loral Space & Communications Inc. or its representatives have made or may make forward-looking statements, orally or in writing, which may be included in, but are not limited to, various filings made from time to time with the Securities and Exchange Commission, and press releases or oral statements made with the approval of an authorized executive officer of the company. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties which are described as "Risk Factors" and in the "Commitments and Contingencies" note to our financial statements in the current Form 10-K, filed today, and in Loral's quarterly reports on Form 10-Q. The reader is specifically referred to these documents, as well as the Company's other filings with the Securities and Exchange Commission.

Risks and uncertainties include but are not limited to (1) risks associated with financial factors, including swings in the global financial markets, financial covenants in SS/L's credit agreement, increases in interest rates and access to capital; (2) risks associated with satellite manufacturing, including competition, cyclicality of SS/L's end-user markets, contractual risks, creditworthiness of customers, performance of suppliers and management of our factory and personnel; (3) risks associated with satellite services, including dependence on large customers, launch delays and failures, in-orbit failures and competition; (4) regulatory risks, such as the effect of U.S. export control and economic sanction laws; and (5) other risks, including litigation. The foregoing list of important factors is not exclusive. Furthermore, Loral operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond Loral's control.

(1) Telesat reports its results in accordance with International Financial Reporting Standards. However, all of Telesat's results, unless otherwise noted are reflected in this press release in accordance with U.S GAAP and in U.S. dollars.

(2) The common definition of EBITDA is "Earnings Before Interest, Taxes, Depreciation and Amortization." In evaluating financial performance, we use revenues and operating income before depreciation, amortization and stock-based compensation (excluding stock-based compensation from SS/L Phantom SARs expected to be settled in cash), gain on disposition of net assets and directors' indemnification expense ("Adjusted EBITDA") as the measure of a segment's profit or loss. Adjusted EBITDA is equivalent to the common definition of EBITDA before: gains on disposition of net assets, directors' indemnification expense, gains or losses on litigation not related to our operations; other expense; and equity in net income of affiliates.

Adjusted EBITDA allows us and investors to compare our operating results with that of competitors exclusive of depreciation and amortization, interest and investment income, interest expense, gains on disposition of net assets, directors' indemnification expense, gains or losses on litigation not related to our operations, other expense and equity in net income of affiliates. Financial results of competitors in our industry have significant variations that can result from timing of capital expenditures, the amount of intangible assets recorded, the differences in assets' lives, the timing and amount of investments, the effects of other expense, which are typically for non-recurring transactions not related to the on-going business, and effects of investments not directly managed. The use of Adjusted EBITDA allows us and investors to compare operating results exclusive of these items. Competitors in our industry have significantly different capital structures. The use of Adjusted EBITDA maintains comparability of performance by excluding interest expense.

We believe the use of Adjusted EBITDA along with U.S. GAAP financial measures enhances the understanding of our operating results and is useful to us and investors in comparing performance with competitors, estimating enterprise value and making investment decisions. Adjusted EBITDA as used here may not be comparable to similarly titled measures reported by competitors. We also use Adjusted EBITDA to evaluate operating performance of our segments, to allocate resources and capital to such segments, to measure performance for incentive compensation programs and to evaluate future growth opportunities. Adjusted EBITDA should be used in conjunction with U.S. GAAP financial measures and is not presented as an alternative to cash flow from operations as a measure of our liquidity or as an alternative to net income as an indicator of our operating performance.

                     LORAL SPACE & COMMUNICATIONS INC.
                          Statements of Operations
                  (In millions, except per share amounts)

Revenues
                                     Three Months Ended      Year Ended
                                        December 31,        December 31,
                                     ------------------  ------------------
                                       2011      2010      2011      2010
                                     --------  --------  --------  --------
Satellite Manufacturing              $  306.2  $  328.1  $1,108.2  $1,165.1
Satellite Services (1)                  200.0     204.6     817.3     797.3
                                     --------  --------  --------  --------
Segment revenues                        506.2     532.7   1,925.5   1,962.4
Eliminations                                -      (1.4)     (0.8)     (6.1)
Affiliate eliminations (1)             (200.0)   (204.6)   (817.3)   (797.3)
                                     --------  --------  --------  --------
Revenues as reported                 $  306.2  $  326.7  $1,107.4  $1,159.0
                                     ========  ========  ========  ========

Adjusted EBITDA
                                     Three Months Ended      Year Ended
                                        December 31,        December 31,
                                     ------------------  ------------------
                                       2011      2010      2011      2010
                                     --------  --------  --------  --------
Satellite Manufacturing              $   42.2  $   37.5  $  137.7  $  143.1
Satellite Services (1)                  152.9     156.3     629.2     606.7
Corporate expenses                       (5.3)     (7.5)    (17.2)    (17.9)
                                     --------  --------  --------  --------
Segment Adjusted EBITDA before
 eliminations                           189.8     186.3     749.7     731.9
Eliminations                                -      (0.4)     (0.3)     (1.5)
Affiliate eliminations (1)             (152.9)   (156.3)   (629.2)   (606.7)
                                     --------  --------  --------  --------
Adjusted EBITDA                      $   36.9  $   29.6  $  120.2  $  123.7
                                     ========  ========  ========  ========

Reconciliation of Adjusted EBITDA to
 Net Income
                                     Three Months Ended      Year Ended
                                        December 31,        December 31,
                                     ------------------  ------------------
                                       2011      2010      2011      2010
                                     --------  --------  --------  --------
Adjusted EBITDA                      $   36.9  $   29.6  $  120.2  $  123.7
Depreciation, amortization and
 stock-based compensation                (8.8)     (3.1)    (33.7)    (36.3)
Gain on disposition of net assets           -         -       6.9         -
Directors' indemnification expense          -       7.6         -      (6.8)
                                     --------  --------  --------  --------
Operating income                         28.1      34.1      93.4      80.6
Interest and investment income            4.6       3.8      21.4      13.5
Interest expense                         (0.7)     (1.3)     (2.7)     (3.1)
Gain on litigation                          -       5.0       4.5       5.0
Other expense                            (2.2)     (2.6)     (6.6)     (2.9)
                                     --------  --------  --------  --------
Income before income taxes and
 equity in net income of affiliates      29.8      39.0     110.0      93.1
Income tax (provision) benefit          (36.1)    320.8     (89.1)    308.6
                                     --------  --------  --------  --------
(Loss) income before equity in net
 income of affiliates                    (6.3)    359.8      20.9     401.7
Equity in net income of affiliates      113.4      45.4     106.3      85.6
Net income attributable to
 noncontrolling interest                 (0.2)     (0.5)     (0.5)     (0.5)
                                     --------  --------  --------  --------
Net income attributable to Loral     $  106.9  $  404.7  $  126.7  $  486.8
                                     ========  ========  ========  ========
Net income per share attributable to
 Loral common shareholders:
  Basic                              $   3.48  $  13.36  $   4.13  $  16.18
                                     ========  ========  ========  ========
  Diluted                            $   3.28  $  12.87  $   3.92  $  15.63
                                     ========  ========  ========  ========
Weighted average common shares
 outstanding:
  Basic                                  30.7      30.3      30.7      30.1
                                     ========  ========  ========  ========
  Diluted                                31.1      31.2      31.2      30.9
                                     ========  ========  ========  ========

(1) The Satellite Services segment includes Telesat Revenues and Adjusted
    EBITDA, which are eliminated in our consolidated financial statements, where we report our 64% economic share of Telesat under the equity method of accounting.

                     LORAL SPACE & COMMUNICATIONS INC.
                        Supplemental Financial Data
                               (In millions)

                                       December 31, 2011  December 31, 2010
                                       -----------------  -----------------

Backlog
    Satellite Manufacturing            $           1,426  $           1,625
    Satellite Services                             5,333              5,477
                                       -----------------  -----------------
Total backlog                                      6,759              7,102
    Intercompany eliminations                          -                 (4)
    Affiliate eliminations                        (5,333)            (5,477)
                                       -----------------  -----------------
Net backlog                            $           1,426  $           1,621
                                       =================  =================

                          Condensed Balance Sheets
                               (In millions)

                                       December 31, 2011  December 31, 2010
                                       -----------------  -----------------

Cash and cash equivalents              $           197.1  $           165.8
Contracts-in-process                               159.3              186.9
Other current assets                               159.4              166.4
                                       -----------------  -----------------
  Total current assets                             515.8              519.1
Property, plant & equipment, net                   203.7              235.9
Long-term receivables                              362.7              319.4
Investments in affiliates                          446.2              362.6
Long-term deferred tax assets                      263.4              294.0
Other assets                                        44.4               23.9
                                       -----------------  -----------------
  Total assets                         $         1,836.2  $         1,754.9
                                       =================  =================

Customer advances and billings in
 excess of costs and profits           $           227.5  $           261.6
Other current liabilities                          175.5              178.3
                                       -----------------  -----------------
  Total current liabilities                        403.0              439.9
Long-term debt                                         -                  -
Other long-term liabilities                        485.6              414.1
                                       -----------------  -----------------
  Total liabilities                                888.6              854.0
Equity                                             947.6              900.9
                                       -----------------  -----------------
  Total liabilities and equity         $         1,836.2  $         1,754.9
                                       =================  =================

                                  TELESAT
                       Summary Financial Information
                               (In millions)

Summary financial information in US$ and in accordance with US GAAP follows
 (in millions):

                         Three Months Ended
                            December 31,           Year Ended December 31,
                     --------------------------  --------------------------
                         2011          2010          2011          2010
                     ------------  ------------  ------------  ------------
Statement of
 Operations:

Revenues             $      200.0  $      204.6  $      817.3  $      797.3
                     ============  ============  ============  ============

Adjusted EBITDA      $      152.9  $      156.3  $      629.2  $      606.7
Depreciation,
 amortization and
 stock-based
 compensation               (59.9)        (64.1)       (248.0)       (249.4)
Gain on insurance
 proceeds                   136.5             -         136.5             -
Impairment of
 intangible assets           (1.1)            -          (1.1)            -
(Loss) gain on
 disposition of
 long-lived assets           (0.6)          2.7          (1.5)          3.7
                     ------------  ------------  ------------  ------------
Operating income            227.8          94.9         515.1         361.0
Interest expense            (53.6)        (57.8)       (220.6)       (234.5)
Foreign exchange
 gains (losses)              87.9          90.0         (81.0)        159.2
(Losses) gains on
 financial
 instruments                (34.0)        (27.0)         50.7         (76.9)
Other income                  0.2           1.6           2.0           0.6
Income tax provision        (34.5)        (22.2)        (65.3)        (41.2)
                     ------------  ------------  ------------  ------------
Net income           $      193.8  $       79.5  $      200.9  $      168.2
                     ============  ============  ============  ============

                                                 December 31,  December 31,
                                                     2011          2010
                                                 ------------  ------------
Balance Sheet Data:

Cash and cash
 equivalents                                     $      272.2  $      220.7
Current assets                                          351.8         291.4
Total assets                                          5,347.2       5,309.4
Current liabilities                                     289.4         294.5
Debt, including
 current portion                                      2,817.9       2,928.9
Total liabilities                                     4,045.6       4,145.3
Redeemable preferred
 stock                                                  138.5         141.7
Shareholders' equity                                  1,163.1       1,022.4

Other:

Backlog (U.S.
 Dollar)                                         $      5,333  $      5,477
Backlog (Canadian
 Dollar)                                            CAD 5,447     CAD 5,466

Contact:
Wendy Lewis
Tel. 650-852-5188
Email. lewisw@ssd.loral.com